Exhibit 99.1

Corporate Communications Department

NEWS Release

Textron Reports Second Quarter 2018 Income from Continuing Operations of $0.87 per Share; Raises Full-Year EPS and Cash Guidance

•                  Income from continuing operations of $0.87 per share

•                  Segment profit $346 million

•                  Operating margin of 9.3%, up from 8.2% a year ago

•                  $571 million returned to shareholders through share repurchases

•                  Full-year EPS guidance increased to $3.15 - $3.35 per share, up $0.20

•                  Full-year cash flow guidance increased to $750 - $850 million, up $50 million

Providence, Rhode Island — July 18, 2018 — Textron Inc. (NYSE: TXT) today reported second quarter 2018 income from continuing operations of $0.87 per share. This compares to $0.57 per share in the second quarter of 2017, or $0.60 per share of adjusted income from continuing operations, a non-GAAP measure that is defined and reconciled to GAAP in an attachment to this release.

“Operationally, we saw continued strength in our execution with margin improvements at Aviation, Systems, and Bell,” said Textron Chairman and CEO Scott C. Donnelly. “We are encouraged by revenue growth resulting from improving commercial demand across many of our end markets.”

Cash Flow

Net cash provided by operating activities of continuing operations of the manufacturing group for the second quarter totaled $468 million, compared to $413 million in last year’s second quarter. Manufacturing cash flow before pension contributions, a non-GAAP measure that is defined and reconciled to GAAP in an attachment to this release, totaled $399 million compared to $341 million during last year’s second quarter.

In the quarter, Textron returned $571 million to shareholders through share repurchases, compared to $143 million in the second quarter of 2017.

Outlook

Textron now expects 2018 earnings per share from continuing operations to be in a range of $3.15 to $3.35, up $0.20 from our previous outlook. The company also expects full-year 2018 cash flow from continuing operations of the manufacturing group before pension contributions to be in a range of $750 to $850 million, up $50 million from its previous expectation.

Textron expects a one-time gain of approximately $400 million from the Tools & Test divestiture in the third quarter of 2018, which is not reflected in this updated outlook.

“Our updated outlook reflects our strong first-half performance and the continuation of our strategy of growth through new product investments and acquisitions to increase long-term shareholder value,” Donnelly concluded.

Second Quarter Segment Results

Textron Aviation

Revenues at Textron Aviation of $1.3 billion were up 9%, primarily due to higher volume and price.

Textron Aviation delivered 48 jets, up from 46 last year, and 47 commercial turboprops, up from 33 last year.

Segment profit was $104 million in the second quarter, up from $54 million a year ago, due to the favorable volume, mix, and price.

Textron Aviation backlog at the end of the second quarter was $1.6 billion.

Bell

Bell revenues were $831 million, up 1% primarily on higher commercial volume, partially offset by lower military revenues.

Bell delivered 57 commercial helicopters in the quarter, up from 21 last year.

Segment profit of $117 million was up $5 million.

Bell backlog at the end of the second quarter was $5.5 billion.

Textron Systems

Revenues at Textron Systems were $380 million, down from $477 million last year, largely on lower volumes at Weapons & Sensors related to the discontinuance of SFW production in 2017 and lower TAPV deliveries at Textron Marine & Land Systems.

Segment profit was down $2 million, primarily reflecting the lower net volume partially offset by favorable performance.

Textron Systems’ backlog at the end of the second quarter was $1.2 billion.

Industrial

Industrial revenues increased $109 million largely related to higher volumes across all of our product lines and a favorable impact from foreign exchange.

Segment profit was down $2 million despite the increase in revenues from the second quarter of 2017, due to the mix of products sold.

Finance

Finance segment revenues and profit were both flat with last year’s second quarter.

Conference Call Information

Textron will host its conference call today, July 18, 2018 at 8:00 a.m. (Eastern) to discuss its results and outlook.  The call will be available via webcast at www.textron.com or by direct dial at (800) 230-1951 in the U.S. or (612) 288-0340 outside of the U.S. (request the Textron Earnings Call).

In addition, the call will be recorded and available for playback beginning at 10:30 a.m. (Eastern) on Wednesday, July 18, 2018 by dialing (320) 365-3844; Access Code: 431861.

A package containing key data that will be covered on today’s call can be found in the Investor Relations section of the company’s website at www.textron.com.

About Textron Inc.

Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell, Cessna, Beechcraft, Hawker, Jacobsen, Kautex, Lycoming, E-Z-GO, Textron Off Road, Arctic Cat, Textron Systems, and TRU Simulation + Training. For more information visit: www.textron.com.

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Forward-looking Information

Certain statements in this release and other oral and written statements made by us from time to time are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may describe strategies, goals, outlook or other non-historical matters, or project revenues, income, returns or other financial measures, often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “guidance,” “project,” “target,” “potential,” “will,” “should,” “could,” “likely” or “may” and similar expressions intended to identify forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements.  In addition to those factors described in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q under “Risk Factors”, among the factors that could cause actual results to differ materially from past and projected future results are the following: Interruptions in the U.S. Government’s ability to fund its activities and/or pay its obligations; changing priorities or reductions in the U.S. Government defense budget, including those related to military operations in foreign countries; our ability to perform as anticipated and to control costs under contracts with the U.S. Government; the U.S. Government’s ability to unilaterally modify or terminate its contracts with us for the U.S. Government’s convenience or for our failure to perform, to change applicable procurement and accounting policies, or, under certain circumstances, to withhold payment or suspend or debar us as a contractor eligible to receive future contract awards; changes in foreign military funding priorities or budget constraints and determinations, or changes in government regulations or policies on the export and import of military and commercial products; volatility in the global economy or changes in worldwide political conditions that adversely impact demand for our products; volatility in interest rates or foreign exchange rates; risks related to our international business, including establishing and maintaining facilities in locations around the world and relying on joint venture partners, subcontractors, suppliers, representatives, consultants and other business partners in connection with international business, including in emerging market countries; our Finance segment’s ability to maintain portfolio credit quality or to realize full value of receivables; performance issues with key suppliers or subcontractors; legislative or regulatory actions, both domestic and foreign, impacting our operations or demand for our products; our ability to control costs and successfully implement various cost-reduction activities; the efficacy of research and development investments to develop new products or unanticipated expenses in connection with the launching of significant new products or programs; the timing of our new product launches or certifications of our new aircraft products; our ability to keep pace with our competitors in the introduction of new products and upgrades with features and technologies desired by our customers; pension plan assumptions and future contributions; demand softness or volatility in the markets in which we do business; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or, operational disruption; difficulty or unanticipated expenses in connection with integrating acquired businesses; the risk that acquisitions do not perform as planned, including, for example, the risk that acquired businesses will not achieve revenue and profit projections; the impact of changes in tax legislation (including the recently enacted Tax Cuts and Jobs Act); and risks related to the timing and scope of future repurchases of our common stock.

Investor Contacts:

Eric Salander — 401-457-2288

Jeffrey Trivella — 401-457-2288

Media Contact:

David Sylvestre — 401-457-2362

TEXTRON INC.
Revenues by Segment and Reconciliation of Segment Profit to Net Income
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
REVENUES
MANUFACTURING:
Textron Aviation	$1,276	$1,171	$2,286	$2,141
Bell	831	825	1,583	1,522
Textron Systems	380	477	767	893
Industrial	1,222	1,113	2,353	2,105
	3,709	3,586	6,989	6,661

FINANCE	17	18	33	36
Total revenues	$3,726	$3,604	$7,022	$6,697

SEGMENT PROFIT
MANUFACTURING:
Textron Aviation	$104	$54	$176	$90
Bell	117	112	204	195
Textron Systems	40	42	90	62
Industrial	80	82	144	158
	341	290	614	505

FINANCE	5	5	11	9
Segment Profit	346	295	625	514

Corporate expenses and other, net	(51)	(31)	(78)	(58)
Interest expense, net for Manufacturing group	(35)	(36)	(69)	(70)
Special charges (a)	—	(13)	—	(50)

Income from continuing operations before income taxes	260	215	478	336
Income tax expense	(36)	(62)	(65)	(83)

Income from continuing operations	224	153	413	253
Discontinued operations, net of income taxes	—	—	—	1
Net income	$224	$153	$413	$254

Earnings per share:
Income from continuing operations	$0.87	$0.57	$1.59	$0.94
Discontinued operations, net of income taxes	—	—	—	—
Net income	$0.87	$0.57	$1.59	$0.94

Diluted average shares outstanding	257,177,000	269,299,000	260,462,000	271,076,000

At the beginning of 2018, we adopted the new revenue recognition accounting standard using a modified retrospective transition method applied to contracts that were not substantially complete at the end of 2017.  We recorded a $90 million adjustment to increase retained earnings to reflect the cumulative impact of adopting this standard at the beginning of 2018, primarily related to long-term contracts with the U.S. Government.  Revenues associated with these contracts in 2018 are primarily recognized as costs are incurred, while revenues for 2017 were primarily recognized as units were delivered.  The comparative information has not been restated and is reported under the accounting standards in effect for those periods.

Income from Continuing Operations and Diluted Earnings Per Share (EPS) GAAP to Non-GAAP Reconciliation:

	Three Months Ended July 1, 2017		Six Months Ended July 1, 2017
		Diluted EPS		Diluted EPS
Income from continuing operations - GAAP	$153	$0.57	$253	$0.94
Restructuring, net of taxes of $4 million and $9 million, respectively	8	0.03	18	0.07
Arctic Cat restructuring, integration and transaction costs, net of taxes of $0 million and $7 million, respectively	1	—	16	0.05
Total Special charges, net of income taxes	9	0.03	34	0.12
Adjusted income from continuing operations - Non-GAAP (b)	$162	$0.60	$287	$1.06

(a)         Special charges for the three and six months ended July 1, 2017 include $12 million and $27 million, respectively, related to a 2016 restructuring plan and $1 million and $23 million, respectively, of restructuring and transaction costs related to the Arctic Cat acquisition.

(b)         Adjusted income from continuing operations and adjusted diluted earnings per share are non-GAAP financial measures as defined in “Non-GAAP Financial Measures” attached to this release.

Textron Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	June 30, 2018	December 30, 2017
Assets (a)
Cash and equivalents	$554	$1,079
Accounts receivable, net	1,121	1,363
Inventories	3,925	4,150
Assets of businesses held for sale (b)	407	—
Other current assets	763	435
Net property, plant and equipment	2,608	2,721
Goodwill	2,207	2,364
Other assets	1,869	2,059
Finance group assets	1,104	1,169
Total Assets	$14,558	$15,340

Liabilities and Shareholders’ Equity (a)
Short-term debt and current portion of long-term debt	$9	$14
Current liabilities	3,322	3,646
Liabilities of businesses held for sale (b)	66	—
Other liabilities	1,809	2,006
Long-term debt	3,070	3,074
Finance group liabilities	920	953
Total Liabilities	9,196	9,693

Total Shareholders’ Equity	5,362	5,647
Total Liabilities and Shareholders’ Equity	$14,558	$15,340

(a)         At the beginning of 2018, we adopted the new revenue recognition accounting standard using a modified retrospective transition method applied to contracts that were not substantially complete at the end of 2017.  We recorded a $90 million adjustment to increase retained earnings to reflect the cumulative impact of adopting this standard at the beginning of 2018, primarily related to long-term contracts with the U.S. Government. Revenues associated with these contracts in 2018 are primarily recognized as costs are incurred, while revenues for 2017 were primarily recognized as units were delivered.  The comparative information has not been restated and is reported under the accounting standards in effect for those periods.

(b)         On April 18, 2018, we entered into a definitive agreement to sell the businesses that manufacture and sell the products in our Tools and Test Equipment product line within our Industrial segment.  The assets and liabilities of these businesses have been classified as held for sale at June 30, 2018.  We completed this disposition on July 2, 2018.

TEXTRON INC.

MANUFACTURING GROUP

Condensed Schedule of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2018	2017	2018	2017
Cash flows from operating activities:
Income from continuing operations	$219	$150	$398	$244
Depreciation and amortization	109	108	212	211
Changes in working capital (a)	98	88	(278)	(249)
Changes in other assets and liabilities and non-cash items (a)	42	67	33	42
Dividends received from TFC	—	—	50	—
Net cash from operating activities of continuing operations (a)	468	413	415	248
Cash flows from investing activities:
Capital expenditures	(82)	(85)	(159)	(161)
Net proceeds from corporate-owned life insurance policies (a)	40	—	98	22
Proceeds from the sale of property, plant and equipment	1	—	10	—
Net cash used in acquisitions	—	(11)	—	(329)
Other investing activities, net	—	—	—	1
Net cash from investing activities (a)	(41)	(96)	(51)	(467)
Cash flows from financing activities:
Decrease in short-term debt	(2)	(100)	—	—
Proceeds from long-term debt	—	—	—	347
Purchases of Textron common stock	(571)	(143)	(915)	(329)
Other financing activities, net	30	(3)	33	10
Net cash from financing activities	(543)	(246)	(882)	28
Total cash flows from continuing operations	(116)	71	(518)	(191)
Total cash flows from discontinued operations	(1)	2	(1)	(23)
Effect of exchange rate changes on cash and equivalents	(17)	7	(6)	15
Net change in cash and equivalents	(134)	80	(525)	(199)
Cash and equivalents at beginning of period	688	858	1,079	1,137
Cash and equivalents at end of period	$554	$938	$554	$938

Manufacturing Cash Flow GAAP to Non-GAAP Reconciliation:

Net cash from operating activities of continuing operations - GAAP	$468	$413	$415	$248
Less: Capital expenditures	(82)	(85)	(159)	(161)
Dividends received from TFC	—	—	(50)	—
Plus: Total pension contributions	12	13	25	27
Proceeds from the sale of property, plant and equipment	1	—	10	—
Manufacturing cash flow before pension contributions- Non-GAAP (a)	$399	$341	$241	$114

(a)         For the six months ended July 1, 2017, $22 million of net cash proceeds received from the settlement of corporate-owned life insurance policies were reclassified from operating activities to investing activities as a result of the adoption of a new accounting standard at the beginning of 2018.

(b)         Manufacturing cash flow before pension contributions is a non-GAAP financial measure as defined in “Non-GAAP Financial Measures” attached to this release.

TEXTRON INC.

Condensed Consolidated Schedule of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2018	2017	2018	2017
Cash flows from operating activities:
Income from continuing operations	$224	$153	$413	$253
Depreciation and amortization	111	112	216	218
Changes in working capital (a)	105	128	(264)	(243)
Changes in other assets and liabilities and non-cash items (a)	43	65	33	39
Net cash from operating activities of continuing operations (a)	483	458	398	267
Cash flows from investing activities:
Capital expenditures	(82)	(85)	(159)	(161)
Net proceeds from corporate-owned life insurance policies (a)	40	—	98	22
Finance receivables repaid	9	9	25	24
Net cash used in acquisitions	—	(11)	—	(329)
Other investing activities, net	21	21	30	34
Net cash from investing activities (a)	(12)	(66)	(6)	(410)
Cash flows from financing activities:
Decrease in short-term debt	(2)	(100)	—	—
Principal payments on long-term debt and nonrecourse debt	(15)	(36)	(34)	(74)
Proceeds from long-term debt	—	13	—	375
Purchases of Textron common stock	(571)	(143)	(915)	(329)
Other financing activities, net	30	(3)	33	10
Net cash from financing activities	(558)	(269)	(916)	(18)
Total cash flows from continuing operations	(87)	123	(524)	(161)
Total cash flows from discontinued operations	(1)	2	(1)	(23)
Effect of exchange rate changes on cash and equivalents	(17)	7	(6)	15
Net change in cash and equivalents	(105)	132	(531)	(169)
Cash and equivalents at beginning of period	836	997	1,262	1,298
Cash and equivalents at end of period	$731	$1,129	$731	$1,129

(a)         For the six months ended July 1, 2017, $22 million of net cash proceeds received from the settlement of corporate-owned life insurance policies were reclassified from operating activities to investing activities as a result of the adoption of a new accounting standard at the beginning of 2018.

TEXTRON INC.

Non-GAAP Financial Measures

(Dollars in millions, except per share amounts)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures. These non-GAAP financial measures exclude certain significant items that may not be indicative of, or are unrelated to, results from our ongoing business operations. We believe that these non-GAAP measures may be useful for period-over-period comparisons of underlying business trends and our ongoing business performance, however, they should be used in conjunction with GAAP measures.  Our non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define similarly named measures differently. We encourage investors to review our financial statements and publicly-filed reports in the entirety and not to rely on any single financial measure.  We utilize the following definitions for the non-GAAP financial measures included in this release:

Adjusted income from continuing operations and adjusted diluted earnings per share

Adjusted income from continuing operations and adjusted diluted earnings per share both exclude Special charges, net of income taxes. We consider items recorded in Special charges such as enterprise-wide restructuring and acquisition-related restructuring, integration and transaction costs, to be of a non-recurring nature that is not indicative of ongoing operations.

Manufacturing cash flow before pension contributions

Manufacturing cash flow before pension contributions adjusts net cash from operating activities of continuing operations (GAAP) for the following:

•    Deducts capital expenditures and includes proceeds from the sale of property, plant and equipment to arrive at the net capital investment required to support ongoing manufacturing operations;

•    Excludes dividends received from Textron Financial Corporation (TFC) and capital contributions to TFC provided under the Support Agreement and debt agreements as these cash flows are not representative of manufacturing operations;

•    Adds back pension contributions as we consider our pension obligations to be debt-like liabilities. Additionally, these contributions can fluctuate significantly from period to period and we believe that they are not representative of cash used by our manufacturing operations during the period.

While we believe this measure provides a focus on cash generated from manufacturing operations, before pension contributions, and may be used as an additional relevant measure of liquidity, it does not necessarily provide the amount available for discretionary expenditures since we have certain non-discretionary obligations that are not deducted from the measure.

Income from Continuing Operations and Diluted Earnings Per Share (EPS) GAAP to Non-GAAP Reconciliation:

	Three Months Ended July 1, 2017		Six Months Ended July 1, 2017
		Diluted EPS		Diluted EPS
Income from continuing operations - GAAP	$153	$0.57	$253	$0.94
Restructuring, net of taxes of $4 million and $9 million, respectively	8	0.03	18	0.07
Arctic Cat restructuring, integration and transaction costs, net of taxes of $0 million and $7 million, respectively	1	—	16	0.05
Total Special charges, net of income taxes	9	0.03	34	0.12
Adjusted income from continuing operations - Non-GAAP	$162	$0.60	$287	$1.06

Manufacturing Cash Flow Before Pension Contributions GAAP to Non-GAAP Reconciliation and Outlook:

	Three Months Ended		Six Months Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Net cash from operating activities of continuing operations - GAAP (a)	$468	$413	$415	$248
Less: Capital expenditures	(82)	(85)	(159)	(161)
Dividends received from TFC	—	—	(50)	—
Plus: Total pension contributions	12	13	25	27
Proceeds from the sale of property, plant and equipment	1	—	10	—
Manufacturing cash flow before pension contributions - Non-GAAP (a)	$399	$341	$241	$114

	2018 Outlook
Net cash from operating activities of continuing operations - GAAP	$ 1,235	-	$ 1,335
Less: Capital expenditures		(500)
Dividends received from TFC		(50)
Plus: Total pension contributions		55
Proceeds from the sale of property, plant and equipment		10
Manufacturing cash flow before pension contributions - Non-GAAP	$ 750	-	$ 850

(a)         For the six months ended July 1, 2017, $22 million of net cash proceeds received from the settlement of corporate-owned life insurance policies were reclassified from operating activities to investing activities as a result of the adoption of a new accounting standard at the beginning of 2018.